EXHIBIT 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL EXPANDS EXISTING
RELATIONSHIP WITH NOT-FOR-PROFIT HOSPITAL SYSTEMS

Dallas, Texas (April 15, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it had expanded its relationships with Catholic Healthcare West (CHW) and Bon Secours Health System by entering into additional joint ventures with each of the not-for-profit hospital systems.

     In California, the Company entered a new partnership with St. John’s Regional Medical Center, which is owned by Catholic Healthcare West. This joint venture is the Company’s fifth with CHW and will develop and operate an ambulatory surgical center located on the hospital’s campus in Oxnard, California.

     An additional joint venture with Bon Secours Health System will develop and operate a surgery center in partnership with the Bon Secours Memorial Regional Medical Center in Richmond, Virginia. This is the Company’s second joint venture with Bon Secours.

     United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 74 surgical facilities in the United States, Spain and the United Kingdom. Of the Company’s 62 domestic facilities, 35 are jointly owned with 19 not-for-profit healthcare systems.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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